Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Ascend Wellness Holdings, Inc. on Form S-3 of our report dated February 25, 2021, except for the second paragraph of Note 1 and the eighth and ninth paragraphs of Note 15, as to which the date is April 22, 2021, with respect to our audit of the consolidated financial statements of Ascend Wellness Holdings, LLC as of December 31, 2020 and for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K of Ascend Wellness Holdings, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
August 22, 2023